Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-95002 and 333-192044) on Form S-8 of Cameron International Corporation of our report dated June 27, 2014, with respect to the statements of net assets available for benefits of Cameron International Corporation Retirement Savings Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule which report appears in the December 31, 2013 annual report on Form 11-K of Cameron International Corporation Retirement Savings Plan.

/s/ Doeren Mayhew

Houston, Texas
June 27, 2014